Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on September 30, 2009, by and among (i) Cardo Medical, Inc., a Delaware corporation ("Buyer"); and (ii) Vertebron, Inc., a Delaware corporation ("Seller"). Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1.

Recitals

WHEREAS, the Seller is a Debtor-in-Possession pursuant to Title 11 of the United States Code (11 U.S.C. §§ 101-1330, as amended) (the "Bankruptcy Code"), under Case No. 09-50291 (AHWS) (hereinafter referred to as the "Bankruptcy Case"), presently pending in the United States Bankruptcy Court for the District of Connecticut (hereinafter referred to as the "Bankruptcy Court"), and Seller, upon proper approval and authorization from the Bankruptcy Court, may sell and assign assets outside of the ordinary course of business;

WHEREAS, this Agreement shall be authorized, implemented and approved through a sale procedure pursuant to 11 U.S.C. §§ 363 and 365; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the rights, title and interest in, to and under substantially all of the assets, tangible and intangible, of the Seller used in its business subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.01    Sale and Purchase of Assets; Excluded Assets.

  Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all right, title and interest in and to substantially all of the Assets (other than the Excluded Assets), free and clear of all Liens, including but not limited to any Liens arising from any capitalized leases, pursuant to Sections 363 and 365 of the Bankruptcy Code. It is specifically understood and agreed by the parties hereto that Buyer is acquiring, and Seller is selling, substantially all of the tangible and intangible assets attributable to or Used by Seller in its business, except the Excluded Assets.

  Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by Seller of the Assets to Buyer in accordance with Section 1.01(a) shall be effected on the Closing Date by Seller's execution and delivery to Buyer of one or more bills of sale, assignments and other conveyance instruments with respect to Seller's transfer of Intangible Rights and other Assets in form and scope reasonably satisfactory to Buyer (collectively the

  "Conveyance Documents"). At the Closing, Seller shall transfer, convey, assign and deliver good, valid and, to the extent applicable, marketable title to all of the Assets to Buyer pursuant to the Conveyance Documents, free and clear of any and all Liens.

  Liabilities. Except as otherwise provided for herein, in no event shall Buyer assume or be responsible for or be required to pay, perform, or discharge any liability, obligation, debt, cost, expense or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, all of which shall be retained by Seller.

1.02    Consideration for Assets.

  Consideration. As consideration for the Assets being acquired by Buyer hereunder, Buyer shall pay to Seller in cash the sum of $1,300,000.00 (the "Purchase Price") which amount is inclusive of all cure amounts. At closing, Buyer shall deliver to Seller the Purchase Price less the previously funded deposit amount of $130,000.00. Seller's counsel shall pay the Invibio cure payment of $75,000.00 directly from the proceeds of the Purchase Price at Closing.

ARTICLE II
CLOSING

2.01    Closing. The closing of the transactions contemplated hereby (the "Closing") shall be deemed to occur as of 12:01 p.m., New York time, on October 1st, 2009 at the offices of Platzer, Swergold, Karlin, Levine, Goldberg & Jaslow, LLP, or at such other time or on such place as may be mutually agreeable to Seller and Buyer. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

2.02    Conditions to the Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

  Bankruptcy Court Approval. This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court to consummate this transaction and that Buyer is the successful bidder for the Assets.

  Approval Order. Subject to the approval of the Bankruptcy Court, the Seller shall seek the entry of an Order of the Bankruptcy Court (the "Approval Order") which provides that the Assets will be sold and assigned to Buyer, free and clear of all Liens on the Closing Date pursuant to §§ 363 and 365 of the Bankruptcy Code.

  Deliveries. At or prior to the Closing, Seller shall deliver to Buyer, as applicable, the items set forth on Schedule 2.02.

2.03    Conditions to the Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

  Bankruptcy Court Approval. This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court to consummate this transaction and that Buyer is the successful bidder at the Bankruptcy Court scheduled auction for the Assets.

  Deliveries. At or prior to the Closing, Buyer shall deliver to Seller the items set forth on Schedule 2.03.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

3.01    Existence. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted.

3.02    Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Seller; Seller has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby has been duly and validly authorized and approved by all action necessary on behalf of Seller. Each of this Agreement and each Collateral Agreement to which Seller is a party constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

3.03    Sale Free and Clear of Liens. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, all right, title and interest in and to substantially all of the Assets (other than the Excluded Assets), free and clear of all Liens, including but not limited to any Liens arising from any capitalized leases, pursuant to Sections 363 and 365 of the Bankruptcy Code. It is specifically understood and agreed by the parties hereto that Buyer is acquiring, and Seller is selling, substantially all of the tangible and intangible assets attributable to or Used by Seller in its business, except the Excluded Assets. Notwithstanding paragraph 6.01 of this Agreement, this representation and warranty shall survive closing and confirmation of a Chapter 11 Plan. Nothing herein shall be deemed to sell or transfer to Buyer, the outstanding sums (if any) due by Buyer to Seller under the Accelerated Innovation, LLC agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

4.01    Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

4.02    Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer, and Buyer has all requisite corporate power to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer, as applicable, in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its respective obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

ARTICLE V
POST-CLOSING OBLIGATIONS

5.01    Further Assurances. Following the Closing, Seller or Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by Seller or Buyer to carry out the transactions contemplated by this Agreement. Seller shall, and shall cause its respective Affiliates, employees, consultants and agents to, take all reasonable actions necessary and reasonably requested by Buyer to facilitate the orderly transition of the Assets of Seller to Buyer.

ARTICLE VI
MISCELLANEOUS

6.01    Survival. The representations and warranties of the parties set forth in this Agreement shall survive and continue to be in full force and effect following the Closing until the confirmation of the Chapter 11 Plan by the Bankruptcy Court.

6.02    Brokers. Seller and Buyer each represent to one another that no
Broker has been used with respect to this transaction.

6.03    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally, sent by facsimile or sent by overnight courier, charges prepaid, as follows:

IF TO SELLER:	Vertebron Inc. 80 Hathaway Drive Stratford, CT 06615 Attention: Paul J. Sendro, President Fax: (203) 380-9346

With a copy to:

Platzer, Swergold, Karlin, Levine, Goldberg & Jaslow, LLP
1065 Avenue of the Americas - 18th Floor
New York, New York 10018 Esq.
Attention: Sherri D. Lydell, Esq. and
             Scott K. Levine, Esq.
Fax: 212-593-0353

IF TO PARENT OR BUYER:	Cardo Medical, Inc. 8899 Beverly Blvd. Suite 619 Los Angeles, CA 90048 Attention: Andrew A. Brooks, M.D. Fax: (310) 861-5299
With a copy to: Philip J. Landau, Esq. Shraiberg, Ferrara & Landau, P.A. 2385 NW Executive Center Drive Suite 300 Boca Raton, Florida 33431 (Fax) (561) 998-0047

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given (i) by personal delivery shall be effective upon actual receipt, (ii) by facsimile shall be effective upon the date sent (with confirmation) if sent before 5 p.m. on a Business Day, and if not, on the next business day, and (iii) by overnight courier, on the date delivered. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.

6.04    Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would result in the application of the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of The

United States Bankruptcy Court for the District of Connecticut in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended only in such court. Each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

6.05    Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

6.06    Binding Effect and Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the Buyer and Seller; provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any Affiliate or direct or indirect Subsidiary or any Person acquiring the assets, business, or equity securities of Buyer or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

6.07    Remedies. Except as otherwise provided herein, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies a party may have by law, statute or otherwise.

6.08    Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. A disclosure in any particular Schedule, or otherwise, in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any other Schedule is reasonably apparent. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

6.09    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10    References and Construction.

  Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the Person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States or any individual state thereof and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

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6.11    Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

EXECUTED as of the date first written above.

BUYER:

CARDO MEDICAL, INC., a Delaware corporation

By: _____________________________________

Name: ______________________________
Title: __________________________________

SELLER:

VERTEBRON, INC., a Delaware corporation

By: _____________________________________

Name: ______________________________
Title: __________________________________

Schedule 1 - Definitions

Affiliate. The term "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, or the spouse, parent, child, or sibling of such Person. The term "control" as used in the preceding sentence means the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the equity interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

Agreement. The term "Agreement" has the meaning set forth in the preamble.

Approval Order. The term "Approval Order" has the meaning set forth in Section 2.02(h).

Acquired Contracts. The term "Acquired Contracts" means all contracts that are part of the Buyer's bid for the Assets that are ultimately assumed by the Seller and assigned by the Seller to the Buyer pursuant to the Approval Order.

Assets. The term "Assets" means all assets, rights and properties of every kind or nature owned or Used by Seller in connection with its business, other than the Excluded Assets, and including, without limiting the generality of the foregoing (unless such is an Excluded Asset):

    all raw materials, works-in-process, Inventory and other materials of Seller wherever located and including all Inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of Seller, including the right to collect and receive charges for services performed by Seller with respect thereto;

    all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements and other tangible property Used by Seller and Seller's interest as lessee in any leases with respect to any of the foregoing;

    all Intangible Rights and goodwill associated therewith, including all files, manuals, documentation and source and object codes related thereto, whether in paper or electronic form;

    Seller's business as a going concern and its franchises, Permits and other authorizations of Governmental Authorities and third parties, licenses, telephone numbers, customer lists, distributor lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to Seller from its present and former stockholders, directors, officers, managers, employees, agents and others, together with all books, operating data and records (including copies of Seller's financial, accounting, corporate and credit records), files, records and other data of Seller, whether in paper or electronic form;

    All intangible property including the trademark "Vertebron" and the registered and pending patents listed on Exhibit "A" to the Motion for Orders Pursuant To 11 U.S.C. §§ 105, 363 and 365 and Fed. R. Bankr. P. 2002 and 6004: (I) (A) Establishing Competitive Bidding Procedures in Connection With Sale of Substantially

    All of Debtor's Assets; (B) Scheduling Auction and Sale Hearing and Establishing Objection Deadline with Respect to Approval of Sale; and (C) Authorizing and Approving Form and Manner of Notice of Bidding Procedures and Sale Hearing; (II) Authorizing and Approving Sale of Substantially All of Debtor's Assets Free and Clear of Liens, Claims, Encumbrances and Interests; and (III) Granting Related Relief (the "Sale Motion") (Docket Entry #89) and made a part hereof;

    Agreement between Invibio, Inc. and Vertebron, Inc. dated August 15, 2007;

    License Agreement by and between the Debtor and Accelerated Innovation LLC, predecessor in interest to Cardo Medical, Inc.

    The Acquired Contracts.

Auction. The term "Auction" has the meaning set forth in Section 1.03.

Bankruptcy Case. The term "Bankruptcy Case" shall have the meaning set forth in the recitals.

Bankruptcy Code. The term "Bankruptcy Code" shall have the meaning set forth in the recitals.

Bankruptcy Court. The term "Bankruptcy Court" shall have the meaning set forth in the recitals.

Buyer. The term "Buyer" has the meaning set forth in the preamble.

Closing. The term "Closing" has the meaning set forth in Section 2.01.

Closing Date. The term "Closing Date" has the meaning set forth in Section 2.01.

Code. The term "Code" means the Internal Revenue Code of 1986, as amended.

Collateral Agreements. The term "Collateral Agreements" means any or all of the exhibits to this Agreement and any and all other agreements, certificates, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated in connection with this Agreement.

Company Intangible Rights. The term "Company Intangible Rights" mean all Intangible Rights that are owned, licensed or controlled by Seller or are otherwise Used by Seller for the ownership, management, operation or commercialization of its Properties and the conduct of its business.

Confidential Information. The term "Confidential Information" means confidential and proprietary data and information relating to the business of a specified Person; other than any data or information that (i) has been voluntarily disclosed to the general public by Seller or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or

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(iii) otherwise enters the public domain through lawful means and not in violation of any confidentiality obligation to any Person or (iv) has been disclosed pursuant to legal process.

Contracts. The term "Contracts," when described as being those of or applicable to any Person, means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

Conveyance Documents. The term "Conveyance Documents" has the meaning set forth in Section 1.01(b).

Damages. The term "Damages" means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, Taxes, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and reasonable attorneys' and accountants' fees and disbursements).

Excluded Assets. The term "Excluded Assets" means those assets specifically listed on Schedule 1.01(a).

GAAP. The term "GAAP" means U.S. generally accepted accounting principles consistently applied.

Governmental Authority. The term "Governmental Authority" means any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, departments, agencies, ministries, or other instrumentalities.

Intangible Rights. The term "Intangible Rights" means any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, and copyrights (whether or not registered and, if applicable, including pending applications for registration), domain names and addresses, internet addresses, Trade Secrets, Confidential Information, and computer software and licenses other than such that are generally available on a retail basis.

Inventory. The term "Inventory" means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of Seller in the ordinary course of its business.

Knowledge. The term "Knowledge," with respect to a Person, means the actual knowledge after reasonable inquiry of such Person of any directors, officers or managerial personnel of such Person with respect to the matter in question.

Legal Requirements. The term "Legal Requirements," when described as being applicable to any Person, means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any

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Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

Liens. The term "Liens" means any liens, mortgages, pledges, claims, interests, security agreements, restrictive covenants, encumbrances or other restrictions or limitations whatsoever.

Permits. The term "Permits" means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

Person. The term "Person" means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

Product. The term "Product" means each product, process or service under development, developed, manufactured, licensed, distributed, performed or sold by Seller at any time and any other products or services in which Seller has or had any proprietary rights.

Properties. The term "Properties" means any and all properties and assets (real, personal or mixed, tangible, intangible or otherwise) owned or Used by Seller, including, but not limited to, all Assets to be conveyed to Buyer pursuant to this Agreement.

Records. The term "Records" has the meaning set forth in Schedule 2.02.

Seller. The term "Seller" has the meaning set forth in the preamble.

Subsidiary. The term "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

Tangible Seller Properties. The term "Tangible Seller Properties" has the meaning set forth in Section 3.09.

Tax. The term "Tax" means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Legal Requirement), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively.

Trade Secrets. The term "Trade Secrets" means information of Seller including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial

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data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality.

Used. The term "Used" means, with respect to the assets, Properties, Contracts or Permits of Seller, those owned, leased, licensed or otherwise held by Seller which were acquired for use, held for use or used by Seller in connection with Seller's business and operations, whether or not reflected on Seller's books of account.

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Schedule 1.01(a) - Excluded Assets

1. Any and all stockholder or voting agreements between Seller and any of its stockholders or other security holders, and any and all documents or agreements between Seller and any stockholder or other security holder of Seller relating to the issuance or ownership of any such capital stock or other securities of Seller.

2. Any and all Plans and Benefit Programs or Agreements.

3. Any and all agreements, commitments and understandings relating to the employment of any employee of the Seller or the compensation thereof.

4. Any and all distribution, royalty and consulting agreements between Seller and any Person.

5. Any and all agreements, instruments, and other evidences of any indebtedness of Seller and any and all security agreements or other agreements, etc. related thereto.

6. All agreements between Seller and its employees, directors, officers or Affiliates, unless expressly accepted by Buyer in writing (before or after the date hereof);

7. All of the right, title and interest of Seller in and to its insurance policies and other Contracts not expressly assumed do not constitute Assets.

8. Accounts Receivable.

9. Cash and cash equivalents in Seller's account on Closing Date.

10. Seller's minute book and equity ownership records.

11. All claims and causes of action including, but not limited to, those arising under the avoidance provisions of Chapter 5 of the Bankruptcy Code.

Schedule 2.02 - Deliveries by Seller

a) the Conveyance Documents, in form and substance acceptable to Buyer, including, but not limited to, one or more (i) bills of sale, (ii) documents to transfer all Internet addresses and domain names, (iii) certificates of title, (iv) documents to transfer patents, trademarks and other Intangible Rights and (v) documents to transfer Permits;

b) a certificate of an officer of Seller as to the satisfaction of the conditions set forth in Section 2.02(a), (b) and (c);

c) a certificate of the secretary of Seller as to (i) the incumbency of its officers, (ii) the resolutions of its board of directors and stockholders approving this Agreement and the transactions contemplated hereby, and (iii) Seller's organizational documents;

d) possession of all originals (except for originals of tax documents and corporate records for which Seller shall deliver only copies thereof to Buyer) and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of Seller or any Affiliate of Seller pertaining to the Assets, whether in paper or electronic form (collectively, the "Records"); provided, however, that Seller may retain (1) copy of any Record that Seller is reasonably likely to need for complying with Legal Requirements; and (2) copies of any Record that in the reasonable opinion of Seller will be required in connection with the performance of their obligations hereunder;

e) such other documents and agreements as may be reasonably requested by Buyer.

Schedule 2.03 - Deliveries by Buyer

a) a certificate of an officer of Buyer as to the satisfaction of the conditions set forth in Section 2.03(a) and (b);

b) A certificate of the secretary of Buyer as to (A) the incumbency of its officers, (B) the resolutions of its board of directors (or other governing body) approving this Agreement and the transactions contemplated hereby and (C) its organizational documents;

c) such other documents and agreements as may be reasonably requested by Seller.